Exhibit 99

CONTACT: Monica Levy 414-524-2695 Monica.J.Levy@jci.com	FOR IMMEDIATE RELEASE May 25, 2005

Johnson Controls Announces Executive Appointments

Milwaukee, Wisconsin. . . . May 25, 2005 . . ..Johnson Controls Inc., Chairman and Chief Executive Officer John M. Barth today announced new appointments for some current corporate officers effective today.

Stephen A. Roell, 55, has been named Vice Chairman and Executive Vice President. He most recently served as Executive Vice President and Chief Financial Officer. Mr. Roell’s responsibilities will be expanded to include the company’s Controls Group. He joined the company in 1982 and had served as CFO since 1991. He was elected to the Johnson Controls Board of Directors in 2004.

R. Bruce McDonald, 45, has been named Vice President and Chief Financial Officer. Since joining Johnson Controls in 2001, he has served as Vice President and Corporate Controller, and was named Assistant Chief Financial Officer in 2004.

John P. Kennedy, Controls Group President, and Keith E. Wandell, Automotive Group President, were both given the additional titles of Executive Vice President.

Both Messrs. Kennedy and McDonald will report to Mr. Roell.

Mr. Kennedy, 61, became head of the Controls Group in 2004 after serving as the company’s General Counsel since 1984 when he joined Johnson Controls. Mr. Wandell, 55, has led the company’s automotive business since 2003. He joined Johnson Controls in 1988.

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Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.